Exhibit 99.1


                                                              [GRAPHIC OMITTED]
                                                             -------------------
                                                             Pharmaceutical Inc.

       ELITE PHARMACEUTICALS APPOINTS A PROMINENT SPECIALTY PHARMACEUTICAL
         EXECUTIVE, DR. VEERAPPAN SUBRAMANIAN, TO ITS BOARD OF DIRECTORS
                AND ENGAGES DR. SUBRAMANIAN AS STRATEGIC ADVISOR

                   ELITE RECEIVES $2 MILLION EQUITY INVESTMENT

                     ELITE FORMS NOVEL LABORATORIES FOCUSED
                  ON SPECIALTY GENERIC PHARMACEUTICAL PRODUCTS

         -- CONFERENCE CALL TO BE HELD ON DECEMBER 13 AT 11:00AM EST --

NORTHVALE, N.J. - December 12, 2006 - Elite Pharmaceuticals, Inc. ("Elite" or the "Company") (AMEX: ELI) has commenced a Strategic Alliance with Dr. Veerappan Subramanian under which Dr. Subramanian has joined Elite's Board of Directors and will serve as strategic advisor to Elite on the research, development and commercialization of Elite's existing pipeline, including its two lead pain products. As part of the Strategic Alliance with Elite, VGS Pharma LLC has made a $2 million equity investment in Elite.

Dr. Subramanian brings extensive experience in generics formulation and management, having been responsible for the development and FDA approval of over 150 specialty and generic drug products during his 33 years in the pharmaceutical industry. He was the founder and Chief Executive Officer of Kali Laboratories, Inc., a specialty generic pharmaceutical company, which was acquired by Par Pharmaceuticals in 2004 for consideration in excess of $135 million. Prior to Kali, Dr. Subramanian was the Vice President of Scientific Affairs for Zenith Laboratories, Inc., which was acquired by Ivax Corporation, in 1994, for approximately $600 million.

As part of its Strategic Alliance with Dr. Subramanian, Novel Laboratories, Inc. was formed as a separate specialty pharmaceutical company for the research, development, manufacturing, licensing and acquisition of specialty generic pharmaceuticals. Novel Laboratories will utilize Dr. Subramanian's expertise and established track record of building successful pharmaceutical companies and will develop a new portfolio of products, independent of Elite's current pipeline. Dr. Subramanian will serve as Chief Executive Officer of Novel Laboratories, which is owned 49% by Elite and 51% by VGS Pharma LLC, a company controlled by Kali Management, LLC. The Board of Directors of Novel Laboratories shall consist of two directors with Elite and VGS Pharma having the right to name one of the two directors.

"This Strategic Alliance provides Elite with a rare opportunity to join forces with a highly accomplished formulator and experienced business executive in the generic pharmaceutical industry. As the Chief Executive Officer of Novel, Dr. Subramanian will oversee the development and commercialization of Novel's generic and specialty drug pipeline. In addition, we look forward to Dr. Subramanian's service on Elite's board and his strategic advice in support of Elite's existing product pipeline. This will enable Elite to enhance its focus on its abuse resistant and controlled release opioid pain products, while maintaining a strong presence in the specialty generic drug industry through its interest in Novel," said Bernard Berk, Chairman and CEO of Elite Pharmaceuticals.

"I look forward to the challenges of building a new company in the current dynamic global generic pharmaceutical environment and assisting Elite on its continued development of specialty pharmaceutical products in the therapeutic area of pain management. Elite's technology and its state of the art facility are well suited for the development and manufacturing of the novel opioid drugs currently under development by the Company. I am excited to join forces with Buddy Berk, a seasoned pharmaceutical executive, in building Novel Laboratories, a new research-based specialty pharmaceutical company," said Veerappan Subramanian, Ph.D., Chairman and CEO of Novel Laboratories, Inc.

The Company will host a teleconference to discuss the details of this newly formed subsidiary, at 11:00 a.m. EST on December 13, 2006. Interested investors may participate in the teleconference by calling toll-free 866-585-6398 (or 416-849-9626 for international callers) approximately 10 minutes prior to the above start time. You may also listen to the teleconference live via the Internet at www.elite.com. For those unable to attend, the website will host an archive of the call for 90 days.

A telephone playback will be available for 30 days beginning at 1:00 p.m. EST on December 13, 2006. The playback can be accessed by calling 866-245-6755 (or 416-915-1035 for international callers) and providing passcode 957361.

ABOUT ELITE PHARMACEUTICALS

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development and manufacturing of oral controlled-release products. The Company's strategy includes developing generic versions of controlled release drug products with high barriers to entry and assisting partner companies in the life cycle management of products to improve off-patent drug products. Elite's technology is applicable to develop delayed, sustained or targeted release capsules or tablets. Elite has one product currently being sold commercially and a pipeline of eight drug products under development in the therapeutic areas that include pain management, allergy, cardiovascular and infection. The addressable market for Elite's current pipeline of products exceeds $6 billion. Elite also has a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, INCLUDING THOSE RELATED TO THE PRELIMINARY NATURE OF THE CLINICAL PROGRAM RESULTS AND THE POTENTIAL FOR FURTHER PRODUCT DEVELOPMENT, THAT INVOLVE KNOWN AND UNKNOWN RISKS, DELAYS, UNCERTAINTIES AND OTHER FACTORS NOT UNDER THE CONTROL OF ELITE, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANIES TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. IN PARTICULAR, BECAUSE SUBSTANTIAL FUTURE TESTING WILL BE REQUIRED PRIOR TO APPROVAL, THE RESULTS DESCRIBED ABOVE MAY NOT BE SUPPORTED BY ADDITIONAL DATA OR BY THE RESULTS OF SUBSEQUENT TRIALS. THESE RISKS AND OTHER FACTORS, INCLUDING THE TIMING OR RESULTS OF PENDING AND FUTURE CLINICAL TRIALS, REGULATORY REVIEWS AND APPROVALS BY THE FOOD AND DRUG ADMINISTRATION AND OTHER REGULATORY AUTHORITIES, AND INTELLECTUAL PROPERTY PROTECTIONS AND DEFENSES, ARE DISCUSSED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION SUCH AS THE 10K, 10Q AND 8K REPORTS. THE Company undertakes NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.


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FOR FURTHER INFORMATION, CONTACT:

Investor Relations
The Investor Relations Group
Dian Griesel/ Antima "Taz" Sadhukhan
Phone: 212-825-3210

For Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations
Phone: 518-398-6222
E-Mail: dwill@willstar.net
Website: www.elitepharma.com